UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933



                             GREENSMART CORPORATION
                     (formerly known as AgroCan Corporation)
             ------------------------------------------------------
             (Exact name of Registrant as Specified in Its Charter)


              Delaware                                   98-0352588
     ----------------------------                      -------------
     (State or Other Jurisdiction                      (IRS Employer
          of Incorporation)                          Identification No.)

                              Unit C11, 8th Floor,
                         Wing Hing Industrial Building,
                               14 Hing Yip Street,
                              Kwun Tong, Hong Kong
                                 (852) 2519-3933
--------------------------------------------------------------------------------
      (Address of principal executive offices)                  (Zip Code)



                      Fiscal 2002 Equity Compensation Plan
             ------------------------------------------------------
                              (Full Title of Plan)


                                 Craig G. Ongley
                         Vial, Hamilton, Koch & Knox LLP
                          1700 Pacific Ave., Suite 2800
                               Dallas, Texas 75201
                                Tel: 214-712-4400
                                Fax: 214-712-4402
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

Title of
Securities           Amount to    Proposed Maximum    Proposed Maximum   Amount of
to be                be           Offering Price      Aggregate          Registration
Registered           Registered   Per Share (1)       Offering Price     Fee
-------------------  -----------  ------------------  -----------------  ------------
Common shares          2,000,000       $ 1.00            $ 1,000,000       $ 184.00
$ 0.0001
par value
-------------------  -----------  ------------------  -----------------  ------------


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
                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item  1.

Item  1.  Plan  Information

     GreenSmart Corporation (the "Company", formerly known as AgroCan Corporation) is offering shares of its common stock to various individuals for consulting services performed on its behalf. This issuance of shares is being made pursuant to the Company's Fiscal 2002 Equity Compensation Plan (the "Plan") adopted by the Board of Directors on March 28, 2003. The Board has equated this number of shares to the value of the consulting services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA and has no administrator, as the shares will be issued directly to the participantsThe following individuals will receive the number of shares listed next to their names:

     Mr. Wai Hung Wong                  1,000,000 shares for consulting services
     Winnex Enterprises Ltd.            1,000,000 shares for consulting services

Additional information about the Plan may be obtained from GreenSmart Corporation, Unit C11, 8th Floor, Wing Hing Industrial Building, 14 Hing Yip Street, Kwun Tong, Hong Kong (852) 2519-3933.

Item  2.  Registrant  Information  and  Employee  Plan  Annual  Information

     The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.  Incorporation  of  Documents  by  Reference.

     (a) The following documents filed with the Securities and Exchange Commission by GreenSmart Corporation, a Delaware corporation (the "Corporation" or the "Registrant"), are incorporated by reference:

     (1) The Corporation's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003 as filed with the Securities and Exchange Commission on April 30, 2003.


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
     (2) The Corporation's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2002, as filed with the Securities and Exchange Commission on January 28, 2003.

The description of the Corporation's Common Stock set forth on Page 22 and 23 of
Part  I  of  the  Corporation's  Registration  Statement  on Amendment 3 to Form
10-SB/12g dated December 22, 1999, as filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b)  All  other  reports  or  documents filed by the Registrant pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, since the end of the fiscal year covered by the registration documents referred to above are hereby incorporated by reference.

Item  4.  Description  of  Securities.

     Not  Applicable.

Item  5.  Interest  of  Named  Experts  and  Counsel.

     Neither the Registrant's attorney Craig G. Ongley of the law firm of Vial, Hamilton, Koch & Knox, LLP, Dallas, Texas or the Registrant's accountants Thomas Leger & Co. L.L.P. of Houston, Texas nor any other experts named in the registration statement has any equity or other interest in the Registrant.

Item  6.  Indemnification  of  Directors  and  Officers.

     Under our Article of Incorporation and Bylaws of the Corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a matter he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

     The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

     Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

Item  7.  Exemption  from  Registration  Claimed.

     Not  applicable.

Item  8.  Exhibits.

Exhibit No.    Document Description
-----------    --------------------

3.1 Articles of Incorporation, dated December, 1997 incorporated by reference to the Company's Registration Statement filed on Form 10-SB on May 4, 1999.

3.1(I) Amendment to Articles of Incorporation dated May 15, 1998 automatically subdividing each share of common stock into two shares of common stock, incorporated by reference to the Company's Registration Statement filed on Form 10-SB on May 4, 1999.

3.2 Company's By-Laws, incorporated by reference to the Company's Registration Statement filed on Form 10-SB-2 on May 4, 1999.

4.1            Consulting  Agreements.

5.1 Opinion of Vial, Hamilton, Koch & Knox, LLP, regarding the legality of the securities being registered.

10.1           Fiscal 2002 Equity Compensation Plan approved on March 28, 2003

23.1           Consent of Thomas Leger & Co. L.L.P.

23.2           Consent of Vial, Hamilton, Koch & Knox, LLP (See 5.1)


Item  9.  Undertaking.

The  registrant  makes  the  following  undertakings:

     (a) (1) (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (ii) To reflect in the prospective any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, the paragraph (1) (i) and (1) (ii) do not apply if the information in the post effective amendment by those paragraphs is contained in a periodic report by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling personas of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in Hong Kong, on June 10, 2003.

                                              GREENSMART CORPORATION
                                              (Registrant)

                                              By: /s/ Lawrence Hon
                                              --------------------
                                              Lawrence Hon, President and Chief
                                              Executive Officer

                                              By: /s/ Carl Yuen
                                              -----------------
                                              Carl Yuen, Chief Financial Officer

     Each person whose signature appears below hereby constitutes and appoints Lawrence Hon as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933. Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in their capacities and on the dates indicated.


Signature                               Title                         Date

/s/ Lawrence Hon        President and Chief Executive Officer      06/10/2003
----------------------
Lawrence Hon


/s/ Simon Poon          Director and Executive Vice President      06/10/2003
----------------------
Simon Poon


/s/ Donald Lau          Director                                   06/10/2003
----------------------
Donald Lau


/s/ William Rico        Director                                   06/10/2003
----------------------
William Rico


/s/ Danny Wu            Secretary                                  06/10/2003
----------------------
Danny Wu


/s/ Carl Yuen           Chief Financial Officer                    06/10/2003
----------------------
Carl Yuen


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